Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403

RTW, Inc. Reports Eleventh Consecutive Profitable Quarter

MINNEAPOLIS — October 27, 2004 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the third quarter ended September 30, 2004 of $1.1 million or $0.21 per basic and $0.20 per diluted share. Net income for the nine months ended September 30, 2004 was $3.0 million, or $0.57 per basic and $0.54 per diluted share. In 2003, comparable net income for the third quarter was $3.1 million, or $0.61 per basic and $0.59 per diluted share and was $4.3 million, or $0.85 per basic and $0.83 per diluted share through the first nine months. The third quarter of 2003 included $2.0 million of favorable development and $1.2 million of positive tax valuation allowance changes, which together had a $2.5 million favorable after tax effect while the first nine months of 2003 included $4.7 million of favorable development and $1.2 million of positive tax valuation allowance changes, which had a $4.3 million favorable after tax effect. The results for 2004 include an after tax effect of $200,000 and $900,000 of favorable development for the third quarter and nine months ended September 30, 2004. There was no income tax valuation allowance adjustment during 2004.

Jeffrey B. Murphy, President and CEO of RTW, said, “We are pleased with our financial performance in the third quarter. Our focus on strategic initiatives, insurance product profitability and service revenue opportunities, continue to produce profitable operating results. Additionally:

•	We continue to focus on underwriting business at the right price and, through September 30, 2004, achieved a 1.8% rate increase on policies renewing in 2004. As expected, this reflects a slower increase from rate increases achieved in 2003 and 2002. We expect this trend to continue as we move into the soft insurance market cycle and may begin to see price decreases on renewing business;

•	We increased premiums in force at September 30, 2004 to $63.2 million from $58.1 million at December 31, 2003 and $57.4 million at September 30, 2003. We will continue to write insured business but only at the right price as we continue to focus on profitability in our insurance product;

•	Gross premiums earned followed the growth in premiums in force, increasing to $16.7 million in the third quarter of 2004 from $13.7 million for the same period in the prior year and increasing to $47.0 million for the nine months ended September 30, 2004 from $39.3 million for the same period in the prior year;

•	After deducting premiums ceded under reinsurance treaties, premiums earned increased to $14.2 million for the quarter ended September 30, 2004 from $11.7 million reported in the third quarter of 2003 and increased to $40.0 million for the nine months ended September 30, 2004 from $33.6 million for the same period in 2003. Premiums ceded under excess of loss treaties, as a percentage of gross premiums earned, increased in 2004 as rates increased for excess of loss reinsurance coverage;

•	Total revenue increased to $15.3 million in the third quarter of 2004, compared to $13.5 million in the same period last year and increased to $43.8 million for the nine months ended September 30, 2004, compared to $37.9 million for the same period in 2003. Included in total revenue for the quarter is investment income of $970,000, compared to $1.1 million last year and $2.8 million for the nine months ended September 30, 2004, compared to $3.5 million for the same period in 2003. Additionally, total revenue includes realized investment gains totaling $705,000 in the first nine months of 2004 compared to $685,000 in the third quarter and first nine months of 2003 as we took advantage of market conditions in both years to realize capital gains and reposition our portfolio in anticipation of interest rate increases. Investment income decreased as we retained more of our available funds in cash expecting that investment yields will increase in the next 18 months;

•	We have continued our improvement in and effective execution of our core competencies resulting in a $300,000 pre-tax decrease in claim and claim settlement expenses for the third quarter and $1.4 million for the first nine months of 2004 for claims reported for 2003 and prior accident years. As noted above, comparable pre-tax decreases for 2003 totaled $2.0 million for the third quarter and $4.7 million through nine months for claims reported for 2002 and prior accident years. This result reflects our commitment to improve outcomes for open claims from prior accident years;

•	Our focus on operational efficiency improved our general and administrative expenses, which decreased to $2.2 million in the third quarter of 2004 from $2.5 million for the same period last year and to $6.4 million in the first nine months of 2004 from $7.5 million for the same period in 2003. General and administrative expenses include bonus expense of $200,000 in the third quarter and $450,000 for the first nine months of 2004. The three and nine-month periods in 2003 include $600,000 in bonus expense.”

     Mr. Murphy continued; “We continued our strategic initiative to repackage our workers’ compensation services and offer them on a non-risk basis to self-insured employers and other alternative markets during the third quarter of 2004. These repackaged services, our non-risk “Alternative Products,” include third-party claims administration, claim consulting services and other services that leverage our proven competencies, ID15® and The RTW SOLUTION®. Our largest Alternative Product is a servicing contract for twenty-five percent of the Minnesota Assigned Risk Plan (ARP) that we announced in March 2004. This contract began July 1, 2004. Our service revenue for the first nine months of 2004, including this contract, grew to $283,000 from $140,000 for the six months ended June 30, 2004. Our Alternative Products not only enable us to expand the types of customers we service, but also allow us to expand geographically as illustrated by our contracts with two California customers. From our existing offices, we are providing ID15® as a tool to allocate resources and achieve improved outcomes under pilot programs. We expect further growth in our non-insured products in 2004 as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide insured services and broaden our product offerings in response to customers’ needs.”

     Mr. Murphy commented, “We expect moderate growth in our premiums in force through the end of 2004 as we focus on adding profitable insured business that is in our niche. If we see prices degrade in our insured products past the point where we believe we can be profitable, we will reduce premiums in force. We further expect that non-risk revenues from Alternative Product customers will increase significantly in the fourth quarter of 2004 as we continue to add new ARP customers.”

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems: (i) ID15®, designed to identify those injured employees who are likely to get caught in the workers’ compensation system; and (ii) the RTW SOLUTION®, designed to lower employers’ workers’ compensation costs and return injured employees to work as soon as possible. RTW offers its insured products to employers in

Minnesota, Colorado and Michigan and has expanded its non-insurance products and services nationally. Customers include insured and self-insured employers, agents, insurance companies, and state assigned risk plans and span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by our officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to continue to increase pricing on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended Sept. 30,		For the nine months ended Sept. 30,
	2004	2003	2004	2003
REVENUES:
Gross premiums earned	$16,676	$13,728	$47,014	$39,316
Premiums ceded:
Premiums ceded excess of loss treaties	(2,515)	(2,049)	(7,043)	(5,670)

Premiums earned	14,161	11,679	39,971	33,646
Investment income	970	1,067	2,820	3,476
Net realized investment (losses) gains	(2)	685	705	685
Service revenue	143	23	283	79

Total revenues	15,272	13,454	43,779	37,886

EXPENSES:
Claim and claim settlement expenses	10,061	6,421	28,296	20,319
Policy acquisition costs	1,531	1,484	4,900	5,284
General and administrative expenses	2,226	2,542	6,350	7,484

Total expenses	13,818	10,447	39,546	33,087

Income from operations	1,454	3,007	4,233	4,799
Interest expense	—	18	—	48

Income before income taxes	1,454	2,989	4,233	4,751
Income tax expense	361	(144)	1,267	415

Net income	$1,093	$3,133	$2,966	$4,336

Net income per share:
Basic	$0.21	$0.61	$0.57	$0.85

Diluted	$0.20	$0.59	$0.54	$0.83

Weighted average shares outstanding:
Basic	5,266,000	5,120,000	5,210,000	5,112,000

Diluted	5,486,000	5,323,000	5,456,000	5,246,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	September 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS

Available-for-sale investments, at market value	$83,415	$79,171
Cash and cash equivalents	39,532	39,650
Premiums receivable	3,865	3,482
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	66,686	71,466
On paid claim and claim settlement expenses	553	854
Other assets	8,859	7,545

Total assets	$202,910	$202,168

LIABILITIES AND SHAREHOLDERS’ EQUITY

Unpaid claim and claim settlement expenses	$147,406	$150,044
Unearned premiums	11,035	9,180
Accrued expenses and other liabilities	6,131	7,357

Total liabilities	164,572	166,581
Shareholders’ equity	38,338	35,587

Total liabilities and shareholders’ equity	$202,910	$202,168